Exhibit 15.3

Audit and Legal fees are estimates based on the number of hours anticipated including responding to SEC Staff comments. We have selected www.crowdfunding.com to offer our securities (placed in the "Promoters" section above). The $385,499.00 figure assumes all securities sales are made through crowdfunding.com and includes the first year's $499.00 annual site usage fee and advance payment to the trustee of $10,000.00. It also includes payment of 1.5% of securities sales for legal documentation ($375,000).